                                 SCHEDULE 14A
                                (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement              / / Confidential, for Use of the
/X/ Definitive Proxy Statement                   Commission Only (as permitted
/ / Definitive Additional Materials              by Rule 14a-6(e)(2))
/ / Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12

                            THE EARTHGRAINS COMPANY
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

    /X/ No fee required.

    / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
        0-11.

    (1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

--------------------------------------------------------------------------------

    (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

--------------------------------------------------------------------------------

    (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

--------------------------------------------------------------------------------

    (4) PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

--------------------------------------------------------------------------------

    (5) TOTAL FEE PAID:

--------------------------------------------------------------------------------

    / / Fee paid previously with preliminary materials.

    / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

--------------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

    (3) Filing Party:

--------------------------------------------------------------------------------

    (4) Date Filed:

--------------------------------------------------------------------------------

EARTHGRAINS [Logo]

THE EARTHGRAINS COMPANY
8400 Maryland Avenue
Saint Louis, Missouri 63105

              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           JULY 13, 2001

To the Shareholders of
The Earthgrains Company:

    We are pleased to notify you that the Annual Meeting of the Shareholders of The Earthgrains Company will be held at 10:00 a.m. Friday, July 13, 2001, in the Des Lee Auditorium at the Missouri History Museum in Forest Park, Lindell and DeBaliviere, in Saint Louis, Missouri, for the following purposes:

    1. To elect three directors for three-year terms expiring in 2004.

    2. To act upon such other matters, including a shareholder proposal, as may properly come before the meeting.

    You may vote on these matters if you were a shareholder on the record date, May 25, 2001. It is important that your shares be represented and voted at the annual meeting. Whether you plan to attend the annual meeting or not, we encourage you to vote in one of these ways:

    * USE THE INTERNET WEBSITE shown on the proxy form;

    * USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy form; OR

    * MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy form in the enclosed business reply envelope.

    A copy of Earthgrains' Annual Report for fiscal year 2001 accompanies this notice and proxy statement.

                                   By order of the Board of Directors

                                   /s/ Joseph M. Noelker

                                   Joseph M. Noelker
                                   Vice President, General Counsel
                                     and Corporate Secretary

June 18, 2001

                         TABLE OF CONTENTS

Voting Information and Procedures.................................... 2

Election of Directors (Item 1)....................................... 3

Information About Your Board of Directors............................ 4

Stock Ownership Information.......................................... 8

Shareholder Proposal Concerning Executive Compensation (Item 2)......10

Company Response to Shareholder Proposal.............................11

Report of the Audit and Finance Committee............................12

Independent Public Accountants.......................................12

Report of the Compensation and Human Resources Committee.............13

Summary Compensation Table...........................................16

Option Grants in Last Fiscal Year....................................17

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End
  Option Values......................................................18

Pension Plan Table...................................................18

Stock Price Performance Graph........................................19

Executive Agreements.................................................19

Section 16(a) Beneficial Ownership Reporting Compliance..............20

Other Matters........................................................20

Appendix A--Audit and Finance Committee Charter.................... A-1

                          EARTHGRAINS [Logo]

                      THE EARTHGRAINS COMPANY

                          PROXY STATEMENT

The Board of Directors of The Earthgrains Company ("Earthgrains" or "Company") is soliciting proxies to be used at the 2001 Annual Meeting. This proxy statement and the proxy form are being mailed to shareholders on or about June 18, 2001. A copy of Earthgrains' 2001 Annual Report containing financial statements for the fiscal year ended March 27, 2001, has been mailed with this proxy statement.

YOUR VOTE IS VERY IMPORTANT AND YOU ARE ENCOURAGED TO VOTE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

VOTING INFORMATION AND PROCEDURES

WHO CAN VOTE

Record holders of Earthgrains Common Stock on May 25, 2001, may vote at the meeting. On May 25, 2001, there were 42,623,594 shares of Common Stock outstanding.

HOW YOU CAN VOTE

* Vote by Internet. Go to www.proxyvote.com and follow the
                          -----------------
  instructions provided.

* Vote by Telephone. Using a touch-tone telephone, call
  1-800-690-6903 toll-free and follow the instructions provided.

* Vote by Mail. Mark your proxy form, sign and date it, and return it in the postage-paid envelope provided.

* To vote by Internet or telephone, you will need the 12-digit control number located on your proxy form. Internet and telephone voting are available 24 hours a day. IF YOU VOTE BY INTERNET OR
  TELEPHONE, YOU DO NOT HAVE TO RETURN YOUR PROXY FORM.

* If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your bank or broker.

HOW YOU CAN REVOKE OR CHANGE YOUR VOTE

* Send written notice to the Corporate Secretary;

* Submit another proper vote by Internet, telephone or mail ballot; or

* Attend the annual meeting and vote in person. If you are not the holder of record of your shares, you must obtain a proxy from the holder of record, such as a bank or broker, in order to vote in person at the annual meeting.

GENERAL VOTING INFORMATION

You are entitled to cast one vote for each share of Earthgrains
Common Stock you own on the record date. A majority of the outstanding shares entitled to vote must be represented in person or by proxy in order to conduct the election of directors and other matters described in this proxy statement.

Shares represented by a proxy form marked "abstain" on a matter will be considered to be represented at the annual meeting, but not voted, for these purposes. Shares registered in the name of a bank, broker or other "street name" agent, for which proxies are voted on some but not all matters, will be considered to be represented at the annual meeting and voted only as to those matters actually marked on the proxy form.

All shares that are properly voted--whether by Internet, telephone or mail--will be voted at the annual meeting in accordance with your instructions. If you sign the proxy form but do not give voting instructions, the shares represented by your proxy will be voted as recommended by the Board of Directors.

If any other matters are properly presented at the annual meeting, the people named on the proxy form will use their discretion to vote for you. As of the date this proxy statement went to press, Earthgrains did not know of any other matters to be raised at the annual meeting.

VOTES REQUIRED

* ITEM 1--The three nominees for director receiving the highest number of votes cast will be elected.

* ITEM 2--At least a majority of the votes cast are necessary for approval.

BOARD RECOMMENDATIONS

* FOR the three nominees for director; and

* AGAINST the shareholder proposal.

PROXY SOLICITATION

Earthgrains has paid for preparing and printing this proxy statement and the proxy form. Earthgrains will also pay for soliciting proxies. Costs related to soliciting proxies include postage and handling, including the expenses of brokerage houses, custodians, nominees and fiduciaries for forwarding documents to beneficial owners of Earthgrains Common Stock. Votes on proxy forms will be solicited by mail. Proxies may also be solicited by officers and employees of Earthgrains in person, by telephone or by mail.

                       ELECTION OF DIRECTORS

                       (ITEM 1 ON PROXY FORM)

Nine members serve on the Board of Directors. The Board is divided into three equal Groups, serving staggered three-year terms. At its meeting on December 1, 2000, the Board of Directors adopted a resolution that increased the number of Earthgrains' directors from eight to nine. The Board appointed Timothy P. Smucker to fill the newly created vacancy. At this meeting, three directors in Group II will be elected for three-year terms expiring in 2004.

Each nominee has agreed to serve and the Board does not contemplate that any of the nominees will be unable to stand for election. However, if any nominee becomes unable to serve before the annual meeting, your proxy form will be voted for a person the Board nominates in his or her place, unless you withhold authority to vote for all nominees.

Vacancies that may occur during the year may be filled by a majority of the directors then in office, even if they are too few to make a legal quorum. So long as the directors are divided into Groups, any director chosen to fill a vacancy shall be of the same Group as the director he or she succeeded, and shall hold office until the next election of that Group of directors and until his or her successor is duly elected and qualified.

             INFORMATION ABOUT YOUR BOARD OF DIRECTORS

The Board of Directors has nominated three people, each of whom is currently a director, for election to three-year terms expiring in 2004. These director nominees are J. Joe Adorjan, Jerry E. Ritter and Timothy P. Smucker. Background and other information regarding the three nominees and the Company's other directors is set out below.

      TO BE ELECTED FOR THREE-YEAR TERMS EXPIRING IN 2004 (GROUP II DIRECTORS)

[PHOTO]                  J. JOE ADORJAN                           DIRECTOR SINCE 1996
                         Partner with Stonington Partners, Inc. and Chairman, Adven
                         Capital Partners, LLC. From January 1996 to October 1999,
                         Mr. Adorjan was Chairman of Borg-Warner Security Corporation
                         ("Borg-Warner"), a Chicago-based provider of security
                         services. Mr. Adorjan was Chief Executive Officer of
                         Borg-Warner from October 1995 to March 1999, President from
                         April 1995 to March 1999, and was a Director of Borg-Warner
                         from 1993 to 1999. Mr. Adorjan was Chairman and Chief
                         Executive Officer of ESCO Electronics Corporation ("ESCO")
                         from 1990 to 1992. He served as President of Emerson
                         Electric Company from 1993 until April 1995. Mr. Adorjan is a member of the Board of Directors of Goss Graphic Systems,
                         Inc., and HK Systems, Inc.; he is Chairman of the Board of
                         Bates Sales Company. Mr. Adorjan is a commissioner for the
                         Missouri Gaming Commission. He is Chairman of the Board of
                         Trustees of Saint Louis University, and also serves on the
                         Board of Directors of Ranken Technical College and Grand
                         Center Development Corporation. Age: 62

[PHOTO]                  JERRY E. RITTER                          DIRECTOR SINCE 1995
                         Consultant to Anheuser-Busch Companies, Inc. ("Anheuser-
                         Busch"). Mr. Ritter was Chairman of the Board of Clark
                         Enterprises--parent company of the St. Louis Blues
                         Hockey Club and Kiel Center (the Club's home venue)--from
                         July 1996 until October 1999. He was Executive Vice
                         President--Chief Financial and Administrative Officer of
                         Anheuser-Busch from 1991 to 1996, and served in several
                         executive capacities at Anheuser-Busch, including Vice
                         President and Group Executive from 1984 to 1990, Vice
                         President--Finance from 1981 to 1983, and Vice President--
                         Finance and Treasurer from 1975 to 1981. Mr. Ritter is a
                         member of the Board of Directors of Brown Shoe Company. He is President of the Board of Governors of SSM Cardinal
                         Glennon Children's Hospital, President of the Board of
                         Trustees of the St. Louis Science Center, and also serves
                         on the Board of Commissioners of the Saint Louis Science
                         Center. Age: 66

[PHOTO]                  TIMOTHY P. SMUCKER                       DIRECTOR SINCE 2001
                         Chairman and Co-Chief Executive Officer of The J.M. Smucker
                         Company, a food products manufacturer and the North American market-share leader for fruit spreads. For more than 30
                         years, Mr. Smucker has held a variety of positions with The
                         J.M. Smucker Company, and has been a director since 1973.
                         Mr. Smucker also serves as a director of Dreyer's Grand Ice
                         Cream, Inc., and Huntington BancShares Incorporated. Age: 56

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES.

                                 4



             DIRECTORS WHOSE TERMS EXPIRE IN 2002 (GROUP III DIRECTORS)

[PHOTO]                  BARRY H. BERACHA                         DIRECTOR SINCE 1993
                         Chief Executive Officer and Chairman of the Board of
                         Directors of Earthgrains since March 1996. From 1976 through
                         March 1996, he was a Vice President and Group Executive of
                         Anheuser-Busch Companies, Inc. ("Anheuser-Busch"), and
                         during that time served in various positions for various
                         Anheuser-Busch subsidiaries. Mr. Beracha is a member of the
                         Board of Directors of Pepsi Bottling Group, Inc., McCormick
                         & Company, Inc., and Transora, a business-to-business
                         electronic marketplace for consumer packaged goods
                         companies. He also serves as a member of the Board of
                         Trustees of Saint Louis University. Age: 59

[PHOTO]                  PETER F. BENOIST                         DIRECTOR SINCE 1996
                         Executive Director, Regional Housing and Community
                         Development Alliance. Mr. Benoist was Senior Executive Vice
                         President and Chief Operating Officer of Mercantile Bank of
                         St. Louis from February 1998 to November 1999. He served as
                         Executive Vice President of Mark Twain Bancshares, Inc.,
                         from 1984 to 1998; Director of Mark Twain Bancshares, Inc., from 1991 to 1997; Chairman of the Board of Mark Twain Bank from 1986 until June 1996; President of Mark Twain Bank from
                         1986 until 1989; and Chairman of Mark Twain Kansas City Bank from 1992 until June 1996. Mr. Benoist is a Director of
                         Beyond Housing (formerly Ecumenical Housing Production
                         Corp.), Director and Chairman of St. Louis Priory, Chairman
                         of the Board of Trustees of Maryville University, Director
                         of the St. Louis Equity Fund, and Second Vice President of
                         the Board of Governors of SSM Cardinal Glennon Children's
                         Hospital. Age: 53

[PHOTO]                  MAXINE K. CLARK                          DIRECTOR SINCE 1996
                         President and Chief Executive Officer of The Build-A-Bear
                         Workshop, a children's entertainment retail company. Since
                         1996, Ms. Clark has been President and Chief Executive
                         Officer of Build-A-Bear Workshop, Inc., a St. Louis-based
                         retail chain, and the developer of The Build-A-Bear
                         Workshop. She was President and Chief Merchandising Officer
                         of Payless ShoeSource, Inc., from 1992 until 1996, and
                         Executive Vice President for Venture Stores, Inc., from 1988 until 1992. Ms. Clark is a member of the Board of Trustees of the University of Georgia Foundation, a member of the
                         Advisory Board for The Hatchery, Washington University, and
                         a member of the Board of Directors for the Greater Saint
                         Louis Council of Girl Scouts. Age: 52

                                 5



              DIRECTORS WHOSE TERMS EXPIRE IN 2003 (GROUP I DIRECTORS)

[PHOTO]                  E. BYRON GLORE, JR.                      DIRECTOR SINCE 2000
                         Chief Executive Officer of The Glore Group, a firm founded in 1995 and specializing in new-product development for the television and consumer market industries. Mr. Glore is an
                         Emmy award winning television producer. Mr. Glore was
                         President of Consumer Analyst, a new-product development
                         firm, serving Fortune 500 Companies, from 1976 to 1995. From
                         1966 to 1976, Mr. Glore held a variety of sales planning and marketing positions for Anheuser-Busch, including Director of New Product Development, Director of Marketing
                         Development and Brand Manager for Budweiser. Mr. Glore is a
                         member of the Board of Directors of FutureNet, Inc. Age: 59

[PHOTO]                  JAIME IGLESIAS                           DIRECTOR SINCE 1996
                         Retired since March 1996. From January 1993 to March 1996,
                         Mr. Iglesias was Chairman of the Board of Anheuser-Busch
                         Europe, Inc. ("ABEI"), which is a subsidiary of
                         Anheuser-Busch Companies, Inc. ("Anheuser-Busch"). He was
                         Chief Executive Officer of ABEI from 1989 until March 1996 and President of ABEI from 1988 until March 1996. Mr.
                         Iglesias was appointed President--International Operations of Earthgrains and prior to that served as Earthgrains' Vice
                         President--International from 1983 to 1996. He was also
                         Chairman and President of Bimbo and President and Senior
                         Vice President--Europe of Anheuser-Busch's subsidiary,
                         Anheuser-Busch International, Inc. ("ABII"), and has served in such capacities since 1978 and March 1996, respectively.
                         He also served as President and Managing Director--Europe of
                         ABII from 1988 until March 1996. Age: 70

[PHOTO]                  WILLIAM E. STEVENS                       DIRECTOR SINCE 1996
                         Chairman, BBI Group, Inc. Mr. Stevens was Chairman and Chief
                         Executive Officer of The Wesmark Group from 1999 to January
                         2001. From 1996 to 1999, he was Executive Vice President of
                         Mills & Partners. Mr. Stevens was President, Chief Executive
                         Officer and a member of the Board of Directors of United
                         Industries Corporation from 1989 to 1996. Prior to 1989,
                         Mr. Stevens was Executive Vice President and a member of the
                         Board of Directors of Black & Decker Corporation. He serves on the Board of Directors of McCormick & Company, Inc.
                         Mr. Stevens also serves on the Board of Directors of the
                         Repertory Theatre Company of St. Louis. Age: 58

BOARD SERVICE SUMMARY

The directors serve on the Board committees as shown in the following table. Meeting attendance information for fiscal year 2001 is also given in the table.

----------------------------------------------------------------------------------------------------------------------------
                                                                 COMMITTEES
                                                  ----------------------------------------
                                                                COMPENSATION                       ATTENDED 75% OR MORE
                                                    AUDIT &       & HUMAN                         OF BOARD AND APPLICABLE
              DIRECTOR                   BOARD      FINANCE      RESOURCES     NOMINATING           COMMITTEE MEETINGS
----------------------------------------------------------------------------------------------------------------------------
   Barry H. Beracha                       X*                                                                 X
----------------------------------------------------------------------------------------------------------------------------
   J. Joe Adorjan                         X                          X*             X                        X
----------------------------------------------------------------------------------------------------------------------------
   Peter F. Benoist                       X             X*                          X                        X
----------------------------------------------------------------------------------------------------------------------------
   Maxine K. Clark                        X                          X                                       X
----------------------------------------------------------------------------------------------------------------------------
   E. Byron Glore, Jr.                    X                          X                                       X
----------------------------------------------------------------------------------------------------------------------------
   Jaime Iglesias                         X             X                                                  (73%)
----------------------------------------------------------------------------------------------------------------------------
   Jerry E. Ritter                        X             X                                                    X
----------------------------------------------------------------------------------------------------------------------------
   Timothy P. Smucker                     X             X                                                    X
----------------------------------------------------------------------------------------------------------------------------
   William E. Stevens                     X                          X              X*                       X
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
   Meetings Held in FY 2001               7             8            6              1
----------------------------------------------------------------------------------------------------------------------------

 *Chair

STANDING BOARD COMMITTEES

Audit and Finance--recommends to the Board the selection of independent accountants, reviews the scope and results of the independent audit and internal audit function, and reviews the Company's financial plans and policies related to borrowings, dividends and capital structure. All of the members of the Committee are independent as defined by the New York Stock Exchange's listing standards. The Committee's report on its oversight activities for fiscal year 2001 is on page 12.

Compensation and Human Resources--considers and makes recommendations to the Board as to the salaries and other compensation to be paid to the Company's executive officers, other officers and upper management employees of Earthgrains and its subsidiaries. The Committee's report on executive compensation for fiscal year 2001 is on pages 13-15.

Nominating--identifies and considers potential candidates for Board membership, and conducts ongoing review of Board composition and duties, as well as corporate governance issues. The Committee will consider nominees recommended by shareholders for Board vacancies provided that shareholders follow the procedures discussed under the heading "Other Matters" on page 20.

COMPENSATION

An employee director receives no additional compensation for service on the Board.

Non employee directors receive the following for their services on the Board:

Annual Fee............................     $25,000
Fee for Each Board Meeting Attended...     $ 1,500
Fee for Each Committee Meeting
  Attended............................     $   750
Annual Fee for Chairing a Committee...     $ 3,500

Each non employee director is required to defer 25% of his or her director's fees and maintain an account in Earthgrains' Amended and Restated Non employee Directors Deferred Fee Plan. Directors may elect to defer up to 100% of their fees. Fees that are not deferred are paid in cash. Each director's deferred fees are credited to his or her deferred share unit account; previously, such fees were credited to a share equivalent account that tracked the value of Earthgrains Common Stock. Amounts deferred under the plan will be paid--in Common Stock in the case of deferred share units, and in cash in the case of share equivalents--on a date the director specifies or over a period of up to 10 years commencing on a date specified by the director. In addition to their deferred fees, non employee directors receive equity grants. Upon initially becoming a director, each non employee director nominee receives $15,000 of deferred share units. Each non employee director receives an annual credit of $23,500 of deferred share units.

                    STOCK OWNERSHIP INFORMATION

BENEFICIAL OWNERS OF MORE THAN 5%

The table below lists the persons or groups known by Earthgrains to own more than 5% of its Common Stock:

           NAME AND ADDRESS                   NUMBER OF           % OF SHARES         EXPLANATORY
         OF BENEFICIAL OWNER                COMMON SHARES         OUTSTANDING            NOTES
         -------------------                -------------         -----------         -----------
FMR Corp.                                     4,750,974             11.208              (a)(c)
  82 Devonshire Street
  Boston, Massachusetts 02109

Snyder Capital Management, L.P.               3,429,300               8.09              (b)(c)
  and its general partner,
  Snyder Capital Management, Inc.
  ("Snyder Capital")
  350 California Street, Suite 1460
  San Francisco, California 94104

-------
(a) FMR Corp. and its subsidiaries have sole voting power as to 328,190 shares and sole investment power as to 4,750,974 shares.

(b) Snyder Capital has shared voting power as to 3,152,400 shares and shared investment power as to 3,429,300 shares.

(c) As reported to the Securities and Exchange Commission by the beneficial owner as of December 31, 2000.

COMMON STOCK BENEFICIALLY OWNED BY MANAGEMENT

The following table summarizes the beneficial ownership of Earthgrains Common Stock, and share units and share equivalents whose value is tied to the Common Stock, as of March 27, 2001, for each director and nominee for director, each of the executive officers named in the Summary Compensation Table (see page 16), and all directors and executive officers as a group. Except as otherwise noted, the individuals have sole voting and investment power with respect to the shares reported.

                                        NUMBER
                                          OF       EXERCISABLE     SHARE UNITS AND                  % OF SHARES
                NAME                   SHARES(1)    OPTIONS(2)   SHARE EQUIVALENTS(3)     TOTAL     OUTSTANDING
                ----                   ---------   -----------   --------------------     -----     -----------
    Barry H. Beracha.................    717,914      501,865                           1,219,779       2.84
    J. Joe Adorjan...................     11,297                        2,785              14,082        *
    Peter F. Benoist.................     12,573                        6,404              18,977        *
    Maxine K. Clark..................      6,109                        5,469              11,578        *
    E. Byron Glore, Jr...............          0                        3,946               3,946        *
    Jaime Iglesias...................     11,574                        3,635              15,209        *
    Jerry E. Ritter(4)...............     20,199                        5,787              25,986        *
    Timothy P. Smucker...............      1,000                        2,848               3,848        *
    William E. Stevens(5)............     14,669                        5,204              19,873        *
    John W. Iselin, Jr...............    177,712      107,434                             285,146        *
    William H. Opdyke................     47,533       93,564                             141,097        *
    Mark H. Krieger..................     35,018       70,859                             105,877        *
    Barry M. Horner(6)...............     32,712       73,482                             106,194        *
    All directors and executive
      officers as a group
      (25 persons)...................  1,300,989    1,268,663                           2,569,652       5.87

-------
* Person beneficially owns less than 1% of Earthgrains Common Stock outstanding.

(1)   Includes the following:
        * Stock held directly;
        * Stock held indirectly in an employee's 401(k) account, stock purchase plan account or otherwise; and
        * Restricted stock subject to forfeiture, a vesting schedule and other restrictions.

(2) Shares that could be acquired by exercising stock options through May 26, 2001.

(3) Includes share units and share equivalents in the Company's deferred compensation plan for non employee directors. The value of share units and share equivalents mirrors the value of Earthgrains Common Stock. Share units are ultimately paid in Common Stock, while share equivalents are ultimately paid in cash; neither share units nor equivalents have voting rights.

(4)   Includes 16,918 shares held by a family limited partnership.

(5) Includes 4,000 shares held in an irrevocable trust, the beneficial ownership of which is disclaimed.

(6) Includes 158 shares owned by a child of Mr. Horner, the beneficial ownership of which is disclaimed.

       SHAREHOLDER PROPOSAL CONCERNING EXECUTIVE COMPENSATION

                       (ITEM 2 ON PROXY FORM)

The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, beneficial owner of 200 shares of common stock of the Company, and the BCTGM International Union, 10401 Connecticut Avenue, Kensington, MD 20895, registered owner of 105 shares of common stock of the Company, have submitted the following proposal:

"RESOLVED, that the stockholders of The Earthgrains Company ("Earthgrains" or the "Company") request that the Compensation and Human Resources Committee of the Board of Directors, in establishing and administering standards for use in awarding performance-based compensation for senior executives, formally incorporate specific measures of employee satisfaction, participation, and training, in addition to the traditional financial measures of Company performance."

"SUPPORTING STATEMENT: A growing body of evidence links 'high-performance workplace' practices, which emphasize employee participation, feedback, training and job security, with better overall management, higher productivity and, ultimately, greater value for shareholders. A 1999 study by Watson Wyatt Worldwide found that a significant improvement in 30 key human resources practices is associated with a 30% increase in total return to shareholders. In light of that evidence, companies such as Sears, United Airlines, and Eastman-Kodak have begun to implement compensation programs that incorporate measures of human capital in the formula for determining senior executive pay.

"We believe that Earthgrains' ability to attract, develop and retain good employees is critical to its success, and that senior executive compensation should be based, in part, on the Company's progress in developing its human capital. Shareholder value at Earthgrains historically has been built on a foundation of labor-management cooperation. Earthgrains' 2000 Annual Report to shareholders states that 'Total Quality Commitment . . . and the dedication and skill of employees continue to raise the performance bar for Earthgrains.' Moreover, CEO Barry Beracha has stated that Total Quality Commitment is, along with adopting new technology, one of his two greatest accomplishments at Earthgrains.

"We are concerned that Earthgrains is not living up to its pledge of Total Quality Commitment, which in part is premised on the National Quality Advisory Council agreement reached between Earthgrains and the Bakery, Confectionery, Tobacco Workers and Grain Millers International Union in 1994. We believe the Company has abandoned this partnership with its workers which has led to employee dissatisfaction.

"We request that the Compensation and Human Resources Committee of the Company's Board of Directors formulate human capital related performance measures to be used in future employment agreements between the Company and its senior executives, and in bonus, stock option and long-term incentive plans in which they participate. Such criteria should include both affirmative and negative components.

"On the affirmative side, an increase in measures of human capital should result, all other factors remaining the same, in a higher overall performance rating for senior executives and thus a larger amount of performance-based compensation. Such measures can be obtained in a variety of ways, including surveys and interviews.

"On the negative side, senior executive performance rating would decline if measures of human capital showed overall decreases. Examples of events that would affect human capital include significant downsizing, wage or benefit reductions and material violations of workplace health and safety or anti-discrimination laws.

"For these reasons we urge shareholders to vote FOR this proposal."

              COMPANY RESPONSE TO SHAREHOLDER PROPOSAL

 YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE
                          ABOVE PROPOSAL.

The Compensation and Human Resources Committee of the Company's Board of Directors regularly reviews and considers the factors used to determine the compensation of Earthgrains' senior executives. The Committee primarily uses financial measures of Company performance in determining executive compensation because of the quantifiable nature of the measures and their direct relationship to maximizing shareholder value. (The Committee's report may be found on pages 13-15.)

The use of nonfinancial measures to evaluate company performance is a relatively new practice, and the application of those measures to executive compensation is an even more recent development. Watson Wyatt Worldwide undertook one of the first comprehensive studies to see if there was a relationship between non financial measures of company performance and return to shareholders. Earthgrains consults with Watson Wyatt on human resource matters, and after receiving the above proposal, contacted Watson Wyatt to discuss its 1999 study, the Human Capital Index (the "Index"), cited by the proposal's proponents.

The Index demonstrated that there is a correlation between certain human resource practices and increased shareholder value, but the study did not conclude that employing certain human resources practices results in or causes greater shareholder returns. The proposal's proponents suggest linking the occurrence of specific events to executive compensation. Watson Wyatt expressly recommends against using events, particularly market-driven business decisions, to measure the effectiveness of human resources practices.

In support of their proposal, the proponents mention three companies--Sears, United Airlines and Eastman Kodak--to illustrate the correlation between the use of measures of human capital and a significant increase in shareholder return. To varying degrees, these companies use Index practices and employee satisfaction measures in determining executive compensation. As reported in their most recent proxy statements, Sears, United Airlines and Eastman Kodak all had negative 5-year shareholder return ending with their most recently completed fiscal year, and all trailed their market indices. If you had invested $100 in any one of these three companies in 1995, your investment would have been worth less than $100 in December 2000. In contrast, as the stock performance graph on page 19 illustrates, a $100 investment in Earthgrains has almost tripled at the end of five years and has outperformed relevant market indices as of fiscal year end. Creating and sustaining significant shareholder return is not simply a matter of employing certain human resource practices and linking company performance on those measures to executive compensation.

The Watson Wyatt study found that companies with good financial performance tend to employ many Index practices. This is certainly true of Earthgrains; we have numerous practices associated with employee satisfaction and enhanced shareholder value, including: employee input into how work gets done, eligibility for stock plan programs, communications access to supervisors and senior executives, training programs, and regularly sharing information about company goals and financial performance. We are also testing work schedule flexibility, including four-day work weeks, as part of our employee-friendly practices, and have implemented 401(k) and bonus programs in many locations.

Earthgrains believes that identifying and implementing ways to enhance the quality of work life for our employees is an important goal in its own right. Doing so is consistent with our fundamental business philosophy of Total Quality Commitment--a much broader undertaking than the proponents of the proposal suggest. The commitment to quality exists between Earthgrains and all of our employees, regardless of their union affiliation or lack of one. We know superior company performance and long-term success depend on attracting, developing and retaining the best employees.

In the future, Earthgrains may decide to develop measures to tie human resources practices to the compensation of our senior executives. However, as Watson Wyatt cautions and the proposal proponents' selection of sample companies demonstrates, choosing those measures must be done carefully and after thorough consideration. At this time, the Committee and the rest of the Board of Directors believe that the factors the Committee uses to determine executive compensation are appropriate.

 FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
                    VOTE AGAINST THIS PROPOSAL.

             REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee of the Board of Directors (the "Committee") of Earthgrains is comprised entirely of independent, non employee directors. The Committee operates in accordance with the authority delegated to it by the Board, and functions under a written charter adopted by the Committee and approved by the Board. The Committee's responsibilities are specified in its charter, which is attached as Appendix A to this Proxy Statement. The Committee assists the Company's Board of Directors in fulfilling its oversight of the Company by reviewing the financial statements prepared by the Company's management and by assessing the systems of internal controls the Company's management establishes and implements.

In the course of completing its oversight responsibilities, the Committee reviewed audited financial statements with management, and discussed the acceptability of the accounting principles employed. The Committee also reviewed with management the reasonableness of certain judgments and assessments made in the course of preparing the financial statements, as well as the clarity of the disclosures contained in them.

The Company's independent accounting firm, PricewaterhouseCoopers LLP, has the responsibility of expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. The Committee reviewed with PricewaterhouseCoopers LLP their judgments as to both the acceptability and appropriateness of the Company's application of those accounting principles. The Committee also discussed with PricewaterhouseCoopers LLP such other matters as are required to be discussed under generally accepted auditing standards, including Statement on Auditing Standards No. 61.

In addition, the Committee discussed with PricewaterhouseCoopers LLP its independence from management and the Company, including the matters contained in the written disclosures required by the Independence Standards Board. In doing so, the Committee considered the compatibility of PricewaterhouseCoopers LLP's provision of non audit services with its independent audit function.

The Committee discussed with PricewaterhouseCoopers LLP the overall scope and plans for its audit. The Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its audit, its evaluation and opinion of the Company's system of internal controls, and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions mentioned above, the Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 27, 2001, for filing with the Securities and Exchange Commission.

AUDIT AND FINANCE COMMITTEE
Peter F. Benoist, Chair
Jaime Iglesias
Jerry E. Ritter
Timothy P. Smucker

                   INDEPENDENT PUBLIC ACCOUNTANTS

FEES PAID TO PRICEWATERHOUSECOOPERS LLP

The following fees were paid to PricewaterhouseCoopers LLP for services rendered in conjunction with reviewing and auditing the Company's fiscal year 2001 financial statements, and for other services rendered during the fiscal year:

                                    ($ IN MILLIONS)
Audit Fees                               $0.6
Tax Planning and Consulting Fees          1.7
All Other Fees                            1.0
                                         ----
Total Fees                               $3.3
                                         ====

The Audit and Finance Committee has selected PricewaterhouseCoopers LLP to be the Company's independent public accountants for fiscal year 2002. A representative of PricewaterhouseCoopers LLP is expected to attend the meeting, and will have the opportunity to make a statement and respond to appropriate questions from shareholders.

      REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee of the Board of Directors (the "Committee") of Earthgrains is comprised entirely of independent, non employee directors. The Committee operates under the authority delegated to it by the Board. The Committee's responsibilities include review and approval of salary, annual incentives, equity-based incentives, mid- to long-term incentives and other compensation for executive officers, including the Chief Executive Officer (the "CEO"). The Committee also administers Earthgrains' employee incentive programs. The following discussion summarizes the philosophies and methods which guide the Committee in carrying out its responsibilities.

COMPENSATION PHILOSOPHY

Earthgrains' principal goal is to maximize shareholder value.
Accordingly, the Committee's paramount objective is to strengthen and monitor the connection between executive compensation and the creation of value by Earthgrains. The Committee endeavors to accomplish this through a compensation program that attracts, motivates and retains top executive talent, and that rewards those executives for maximizing the key elements of Earthgrains' economic value.

Earthgrains' executive officers are eligible for fixed, short-term variable (based on short-term performance), and mid- to long-term incentive (based on mid- to long-term corporate results) elements of compensation. In determining the structure and design of these pay elements as well as how much is awarded under each component, the Committee considers several principles:

  * To attract, motivate and retain executives, a base compensation package that is competitive with median practices in the commodity and branded segments of the food industry.

  * Both short-term and mid- to long-term incentives that are matched with short-term and mid- to long-term corporate performance, respectively, to achieve Earthgrains' financial performance objectives.

  * All Earthgrains' awards should be aligned with maximizing the economic value of Earthgrains.

  * Each component of compensation available to executives should be clearly communicated to them, as should the performance required to earn variable components of compensation. Such communication is essential to an effective compensation program.

The Committee reviews compensation based on these four principles, Earthgrains' performance and competitive practices. As part of its review, the Committee looks at compensation of a broad group of companies in the food industry (the "survey companies"), including but not limited to the companies included in the S&P Foods Index, as reflected in Earthgrains' stock price performance graph on page 19.

The Committee favors qualifying compensation for tax deductibility under the Internal Revenue Code. Section 162(m) of that Code limits to $1 million the annual deduction a publicly held corporation may take for compensation paid to any executive, except for certain performance-based compensation. However, tax savings are but one consideration among many in the executive compensation equation, and will not be solely determinative where the Committee, in its discretion, finds other considerations to be more important.

COMPENSATION PROGRAM COMPONENTS

During the last fiscal year, Earthgrains executives were eligible for four compensation components: (1) base salary, (2) annual incentives, (3) equity-based incentives, and (4) mid- to long-term incentives. In general, base salary is set in advance but can be adjusted periodically at the discretion of the Committee; annual and equity-based incentives are awarded at the discretion of the Committee; and mid- to long-term incentives are awarded by the Committee pursuant to plans approved by the Committee. The following discussion outlines the factors the Committee considers and applies when awarding each of the four components.

BASE SALARY

The Committee took the following factors into account in determining each executive's base salary for the last fiscal year, including that of the CEO:

  * The executive's experience and the responsibilities attendant to the position; and

  * The median base salaries paid to executives in comparable positions at the survey companies.

The Committee reviews base salaries annually. In evaluating whether an adjustment to an executive's base salary is appropriate, the Committee considers the pay levels at the survey companies and Earthgrains' overall financial performance during the prior fiscal year including such measures as:

  * Earnings before interest expense and income taxes ("EBIT");

  * Growth in earnings before interest expense, income taxes, depreciation, amortization and minority interest expense ("EBITDA");

  * Return on capital employed; and

  * Appreciation in value of common shares.

Special consideration may be given to performance measures that bear a close relationship to an executive's particular duties, as well as to the complexity of an individual's responsibilities and the executive's immediate supervisor's evaluation as to how well those responsibilities were discharged. The Committee, however, does not employ a precise formula in adjusting base salaries and to this extent the determination involves some degree of subjectivity. In accordance with the foregoing, the Committee increased the base salaries of executive officers, including the named executive officers, in the last fiscal year by an average of 4.4%.

ANNUAL INCENTIVE

The Committee sets an annual incentive target bonus for each executive (other than the CEO who is covered by a separate program discussed below) based on the median annual bonus paid to executives performing comparable positions at the survey companies. The
Committee also establishes target performance goals for each fiscal year. At the end of each fiscal year, the Committee determines what percentage of the target bonus each executive earned, based on the Committee's assessment of actual performances of both Earthgrains and the executive individually relative to the target performance goals.

For the last fiscal year, bonuses for executive officers were determined on the basis of Earthgrains' actual EBIT compared with a target EBIT goal established by the Committee. Bonuses for executive officers assigned to Earthgrains' domestic operations were determined in part on the basis of meeting an adjusted EBIT goal for those operations for the first and fourth quarters of fiscal year
2001. The Committee approved this one-time adjustment to the annual incentive formula due to the impact of the 28-day labor strike on financial results for the second and third quarters of the fiscal year.

For the last fiscal year, executive officers became eligible for annual bonuses based on a percentage of their target annual bonuses. The bonuses were then adjusted for all executive officers based on the Committee's assessment of individual performance. This assessment was discretionary and took into account a number of factors that varied from individual to individual.

EQUITY-BASED INCENTIVES

Earthgrains continues to use stock options and restricted stock as a means of retaining and motivating executives over the long term, and creating a commonality of interest between executives and shareholders. To further align the interests of shareholders and management, the Committee maintains a policy not to reprice options. An executive's background, position, responsibilities, and individual performance are relevant to the Committee's decision whether to make an award to an executive, as well as to the amount and composition of any such award. Because awards involve the Committee's estimation of an individual executive's potential to contribute to Earthgrains' long-term performance, the Committee considers certain subjective factors in addition to certain objective factors.

OTHER MID- TO LONG-TERM INCENTIVES

At the 1997 Annual Meeting, shareholders approved Earthgrains'
Exceptional Performance Plan (the "EPP").

The 1998 Cash Incentive Program (the "1998 Program") was the first multi-year program under the EPP. The performance period for the 1998 Program was scheduled to end on March 25, 2002. The performance goals were met or exceeded earlier than the scheduled end date and bonuses were paid in fiscal year 2000.

In 1999, the Committee established the 2000 Leadership Excellence Achievement Program (the "2000 Program"). Approximately 290 employees of Earthgrains, including the named executive officers, are designated participants of the 2000 Program. The overall performance period for the 2000 Program will terminate on March 25, 2003.

The performance goals for the 2000 Program are tied to a cash flow measure, a return on capital measure, and an average annual revenue growth measure.

CEO COMPENSATION

The factors used to evaluate Mr. Beracha's performance were the development of sound strategic and operating plans and improvements in Earthgrains' operating performance. Strategic acquisitions and successful integration of new operations were also factors.

Mr. Beracha's compensation was governed, in part, by his employment agreement with Earthgrains. Mr. Beracha received a base salary of $675,000 for the last fiscal year. Mr. Beracha's bonus for the last fiscal year was paid pursuant to a qualitative formula contained in the 2001 CEO Cash Incentive Program (the "2001 CEO Program"), established by the Committee under the EPP in April 2000. The performance period for the 2001 CEO Program was fiscal year 2001. Mr. Beracha's formula was tied to both Earthgrains' and Mr. Beracha's performance using qualitative measures established and evaluated by the Committee. Mr. Beracha's bonus for fiscal year 2001 was $113,400.

EXECUTIVE STOCK OWNERSHIP

The Committee believes that it is important for every executive to have an ownership interest in Earthgrains that is significant relative to the executive's base salary. Accordingly, Earthgrains adopted minimum stock ownership guidelines for executive officers. Currently, all executives are in compliance with such guidelines.

COMPENSATION AND HUMAN RESOURCES COMMITTEE

J. Joe Adorjan, Chair
Maxine K. Clark
E. Byron Glore, Jr.
William E. Stevens

                     SUMMARY COMPENSATION TABLE

The table below summarizes the compensation paid by Earthgrains for services rendered by the named executive officers during the past three fiscal years.


                                          ANNUAL COMPENSATION(1)                   LONG-TERM COMPENSATION
                                ----------------------------------------------------------------------------------
                                                                             RESTRICTED    SECURITIES                ALL OTHER
      NAME AND          FISCAL                             OTHER ANNUAL        STOCK       UNDERLYING      LTIP       COMPEN-
 PRINCIPAL POSITION      YEAR      SALARY      BONUS      COMPENSATION(2)    AWARDS(3)     OPTIONS(#)     PAYOUT     SATION(4)
 ------------------     ------     ------      -----      ---------------    ----------    ----------     ------     ---------
Barry H. Beracha         2001     $675,000    $113,400        $13,907         $957,450       100,700                  $46,333
Chairman of the          2000      640,080     361,965          9,843              -0-        40,000     $549,960      45,957
 Board & Chief           1999      600,000     415,000          5,857              -0-        40,000                   44,004
 Executive Officer

John W. Iselin, Jr.      2001      357,000      84,879         11,185          536,250        56,400                   18,729
Executive Vice           2000      305,040     160,183          6,293              -0-        19,800      257,400      16,004
 President &             1999      272,820     124,178          4,566              -0-        25,000                   14,303
 Chief Operating
 Officer

William H. Opdyke        2001      255,000     129,051          9,171          159,900        16,900                   17,967
President,               2000      245,040     111,180          5,041              -0-        16,200      195,900      17,154
 Worldwide               1999      215,400     117,274          3,603              -0-        20,000                   14,839
 Refrigerated Dough
 Products
 & International
 Baking

Mark H. Krieger          2001      255,000      44,050          4,273          200,850        21,200                   13,193
Vice President &         2000      231,000      97,119          4,558              -0-        14,400      178,800      11,908
 Chief Financial         1999      209,520      72,960         67,041              -0-        15,840                   10,043
 Officer

Barry M. Horner          2001      262,008      36,507          6,592          161,850        17,000                   15,622
President,               2000      240,000      79,023          4,867              -0-        10,800      190,800      14,037
 U.S. Bakery Products    1999      200,280      70,365          4,871              -0-        17,000                   11,849

---------

(1) Salary and bonus amounts include any amounts earned in a given fiscal year and subsequently deferred under Earthgrains' Executive Deferred Compensation Plan. If a change in control of Earthgrains occurred, the entire amount accrued on behalf of a participant would be paid to the participant in a single lump sum within 30 days of the date of the change in control. If an excise tax were imposed on a participant's accrued benefits on account of a change in control, the participant's benefits would be increased to the extent required to put the participant in the same position after payment of taxes as if no such excise tax had been imposed.

(2) Amounts reported are tax reimbursements, with the exception of the amount reported for Mr. Krieger in 1999. That amount consists primarily of a country club membership valued at $38,053.

(3) Non preferential dividends are paid on the Restricted Stock. The Restricted Stock also has a tax payment feature; some of the shares can be used to pay the required withholding taxes related to the vesting of the Restricted Stock awards. Any taxes in excess of the required withholding taxes must be paid by the recipient. When the awards vest, certain executive officers, including the named executive officers, may sell some of their respective shares to the Company in order to satisfy any additional tax liability they may incur.

    The Compensation and Human Resources Committee of the Board may accelerate the vesting of a Restricted Stock award at any time, and all shares of Restricted Stock automatically vest upon the recipient's death or upon disability. If certain events occur which would result in a change in control of Earthgrains, all shares of Restricted Stock become nonforfeitable and freely transferable (except for restrictions imposed by applicable federal and state securities laws), and all previously unsatisfied conditions to unrestricted

                                 16



    ownership lapse. The number of shares and value of Restricted
    Stock holdings as of March 27, 2001, are as follows:

                            NUMBER              VALUE AT
                           OF SHARES         FISCAL YEAR END
                           ---------         ---------------
    * Mr. Beracha           215,766            $4,412,415
    * Mr. Iselin             63,334             1,295,180
    * Mr. Opdyke             27,366               559,635
    * Mr. Krieger            22,384               457,753
    * Mr. Horner             20,384               416,853

(4) The amounts shown in this column consist of the following for fiscal year 2001:

    (i) Matching Contributions under Earthgrains' 401(k) and 401(k) restoration plans:
       * Mr. Beracha, $26,538
       * Mr. Iselin, $14,280
       * Mr. Opdyke, $10,200
       * Mr. Krieger, $10,200
       * Mr. Horner, $10,480

   In the event of a change in control of Earthgrains, the unvested portion of a participant's 401(k) account will immediately become 100% nonforfeitable, and the entire amount accrued in the 401(k) Restoration Plan on behalf of a participant will be paid in a single lump sum within 30 days of the date of the change in control.

   (ii) Amounts imputed as income for federal income tax purposes under Earthgrains' life insurance plans:
       * Mr. Beracha, $19,795
       * Mr. Iselin, $4,449
       * Mr. Opdyke, $7,767
       * Mr. Krieger, $2,993
       * Mr. Horner, $15,142

                                       OPTION GRANTS IN LAST FISCAL YEAR
                                      % OF TOTAL
                         NUMBER OF      OPTIONS                               POTENTIAL REALIZABLE VALUE AT
                          SHARES      GRANTED TO                           ASSUMED ANNUAL RATES OF STOCK PRICE
                        UNDERLYING     EMPLOYEES    EXERCISE                 APPRECIATION FOR OPTION TERM(3)
                          OPTIONS      IN FISCAL    PRICE PER  EXPIRATION  ------------------------------------
         NAME           GRANTED(1)   YEAR 2001(2)     SHARE       DATE        0%          5%           10%
         ----           ----------   ------------   ---------  ----------  -------    ----------   ------------
Barry H. Beracha......    100,700        20.32       $19.375    7/13/10      -0-      $1,227,030    $3,109,113
John W. Iselin, Jr....     56,400        11.38       $19.375    7/13/10      -0-         687,234     1,741,350
William H. Opdyke.....     16,900         3.41       $19.375    7/13/10      -0-         205,927       521,788
Mark H. Krieger.......     21,200         4.28       $19.375    7/13/10      -0-         258,322       654,550
Barry M. Horner.......     17,000         3.43       $19.375    7/13/10      -0-         207,145       524,875

--------

(1) All options granted to the named executive officers are nonqualified stock options (NQSOs) that were granted on July 14, 2000. The options become exercisable in three equal parts on the first, second and third anniversaries of the grant date;
    however, the Compensation and Human Resources Committee of the Board is authorized to accelerate exercisability at any time, and acceleration occurs automatically in the event of the optionee's death, disability, or retirement as those terms are defined in the 1996 Stock Incentive Plan and its agreements, or if certain events occur which would result in a change in control of Earthgrains. In addition, the options were granted with a tax payment feature; the option stock can be used to pay the withholding taxes related to an option exercise. They are also transferable to the respective officers' immediate family members.

(2) Based on option grants for 495,450 shares of Earthgrains Common Stock to 79 employees in fiscal year 2001.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation of Earthgrains Common Stock. If the value of Earthgrains Common Stock does not appreciate, the options will be valueless, as evidenced by the 0% column. The assumed 5% annual rate of appreciation would result in the market price of Earthgrains Common Stock increasing from $19.375 to $31.56. The assumed 10% annual rate of appreciation would result in an increase from $19.375 to $50.25.

                                      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                                 FISCAL YEAR END OPTION VALUES
                                                                             NUMBER OF SHARES           VALUE OF UNEXERCISED
                                                                                UNDERLYING                  IN-THE-MONEY
                                                                            UNEXERCISED OPTIONS           OPTIONS AT FISCAL
                               SHARES ACQUIRED                              AT FISCAL YEAR END             YEAR END(1)(2)
           NAME                  ON EXERCISE        VALUE REALIZED(1)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
           ----                ---------------      -----------------    -------------------------    -------------------------
Barry H. Beracha..........          12,000              $169,874              668,531/140,701            $7,086,914/$234,420
John W. Iselin, Jr........          12,000               145,499               107,434/77,934                764,314/123,082
William H. Opdyke.........           2,000                28,562                93,564/34,368                 768,491/69,265
Mark H. Krieger...........             -0-                   -0-                70,859/36,081                 576,383/68,209
Barry M. Horner...........             450                 6,792                73,482/29,868                 571,344/52,340

--------

(1) Value before income taxes payable as a result of exercise.

(2) The closing price of Earthgrains Common Stock on March 27, 2001, was $20.45 per share. Options granted with a higher exercise price are ignored in this column.

                         PENSION PLAN TABLE

The following table shows the estimated annual pension benefits based upon years of service and covered compensation that will be payable to a participant at normal retirement age (65) under the Company's qualified Pension Plan (the "Pension Plan") and the Company's nonqualified Supplemental Executive Retirement Plan (the "Supplemental Plan").

                                YEARS OF CREDITED SERVICE
              -------------------------------------------------------------
COMPENSATION     15        20        25        30        35     40 AND OVER
------------     --        --        --        --        --     -----------
  $ 300,000   $ 75,000  $100,000  $125,000  $150,000  $150,000   $150,000
    600,000    150,000   200,000   250,000   300,000   300,000    300,000
    900,000    225,000   300,000   375,000   450,000   450,000    450,000
  1,200,000    300,000   400,000   500,000   600,000   600,000    600,000
  1,500,000    375,000   500,000   625,000   750,000   750,000    750,000

Due to differences in the compensation covered, the formula for the calculation of benefits and limitations on the amount of benefits that may be paid under a qualified plan, benefits will generally be greater pursuant to the Supplemental Plan. The benefits amounts set forth in the pension benefits table were calculated using the covered compensation and formulas set forth in the Supplemental Plan.

Covered compensation under the Supplemental Plan in any fiscal year is the rate of base salary for that year plus the annual bonus earned in the immediately prior fiscal year. The computation of benefits under the Supplemental Plan is based upon the highest of the covered compensation in the year employment ends or in any of the four preceding fiscal years ("Final Pay"). Benefits under the Supplemental Plan at age 65 range from 25% of Final Pay at 15 years of service; to 33.3% of Final Pay at 20 years; to 41.7% of Final Pay at 25 years; to 50% (or 45% depending upon the office of the participant) of Final Pay at 30 years of service and beyond. The following are the years of credited service and the Final Pay for each of the named executive officers: Mr. Beracha--33.7 years and $1,036,965; Mr. Iselin--21.7 years and $517,183; Mr. Opdyke--21.3 years and $363,044; Mr. Krieger--20.2 years and $352,119; and Mr. Horner--30.3 years and $341,031.

Benefits under the Supplemental Plan will be offset by Social Security benefits at age 65, benefits payable to the participant at age 65 under the Pension Plan (as a life-only annuity) and any qualified or nonqualified benefits under the Company's prior plans for service before March 26, 1996. None of these offsets is shown in the benefits table set forth above. Benefits are payable as annuity payments or in a lump sum. In the event of a change in control of the Company, a participant's accrued benefits under the Supplemental Plan will become nonforfeitable and will be fully payable in a single lump sum within 30 days of the change in control.

                   STOCK PRICE PERFORMANCE GRAPH

The following performance graph compares the changes, for the period indicated, in the cumulative total value of $100 hypothetically invested in each of (a) Earthgrains Common Stock, (b) the S&P 1500 Supercomposite, and (c) the S&P Foods Index. Both of the indices are weighted by capitalization. The S&P 1500 Supercomposite is comprised of 500 companies with large capitalization (S&P 500), 400 companies with medium capitalization (S&P 400) and 600 companies with small capitalization (S&P 600) and reflects the performance of those 1500 companies. The S&P Foods Index reflects the performance of 11 companies represented in the foods sector of the S&P 500 Index.

                              [GRAPH]

------------------------------------------------------------------------------------------
                         27-Mar-96  25-Mar-97  31-Mar-98  30-Mar-99  28-Mar-00   27-Mar-01
------------------------------------------------------------------------------------------
Earthgrains Co              $100      $170       $293        $284       $193       $279
------------------------------------------------------------------------------------------
S&P 1500 Supercomposite     $100      $123       $175        $203       $242       $195
------------------------------------------------------------------------------------------
S&P Foods Index             $100      $128       $177        $158       $116       $160
------------------------------------------------------------------------------------------

                        EXECUTIVE AGREEMENTS

The executive officers named in the Summary Compensation Table on page 16, and certain other key executives of Earthgrains have entered into Executive Severance Agreements ("Severance Agreements") with Earthgrains. The Severance Agreements will be effective for a three-year period with automatic one-year extensions, unless a termination notice is given. Each Severance Agreement provides that if the executive's employment terminates in certain ways following a change in control of Earthgrains, the executive would receive certain severance benefits. The severance benefits would consist of cash payments by Earthgrains equal to two times (three times in the case of Mr. Beracha) the executive's average base salary and target bonus. In addition, the executive's welfare benefits (e.g. health and life insurance) would continue for two years (three years in the case of Mr. Beracha), certain supplemental pension benefits would vest, and Earthgrains would be required to pay any excise taxes imposed in connection with the severance benefits. No severance benefits would be provided if an executive were terminated for cause, death, or disability, or if no change in control of Earthgrains were to occur.

      SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Executive officers and directors of Earthgrains are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of Earthgrains Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Copies of those reports must also be furnished to Earthgrains.

Based solely on a review of the copies of those reports, other documents furnished to Earthgrains and written representations that no other reports were required, Earthgrains believes that all filing requirements applicable to executive officers and directors have been complied with during the preceding fiscal year.

                           OTHER MATTERS

SHAREHOLDER PROPOSALS FOR 2002

To be included in the Company's proxy materials for its 2002 meeting, a shareholder proposal must be received by Earthgrains in writing no later than February 18, 2002. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in the Company's fiscal year 2002 proxy materials.

If you wish to make a proposal or nomination for the 2002 annual meeting, you must comply with Earthgrains' By-Laws, whether or not your proposal is also included in the Company's written proxy materials for that meeting. The Company's By-Laws require, among other things, that any shareholder wishing to submit a proposal or nomination must send written notice to the Company's Secretary between April 14 and May 14, 2002, and must attend the meeting (in person or by proxy) and introduce the proposal for action. The written notice must contain certain information required by the By-Laws, depending on the nature of the matter proposed. You may request a copy of the applicable By-Laws at any time; send your written request to the attention of the Company's Corporate Secretary at its headquarters in St. Louis.

FORM 10-K

Upon written request and at no charge, Earthgrains will provide to each person receiving a Proxy Statement, a copy of the Company's Annual Report on Form 10-K, including financial statements and schedules, for its most recent fiscal year required to be filed with that Commission. Earthgrains may impose a reasonable fee for expenses in connection with providing copies of the separate exhibits to such report when such exhibits are requested.

NOTICES OR REQUESTS

Any notice or request discussed above should be directed to Joseph
M. Noelker, Corporate Secretary, The Earthgrains Company, 8400
Maryland Avenue, St. Louis, Missouri 63105.

PLEASE VOTE BY INTERNET OR TELEPHONE, OR DATE, SIGN AND PROMPTLY
RETURN THE ENCLOSED PROXY FORM IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR COOPERATION IS APPRECIATED. THANK YOU.

St. Louis, Missouri
June 18, 2001

                                                          APPENDIX A

                      THE EARTHGRAINS COMPANY
                AUDIT AND FINANCE COMMITTEE CHARTER

MISSION

The Audit and Finance Committee of the Board of Directors shall assist the Board in fulfilling its responsibilities with respect to accounting, internal controls, and financial reporting.

Specifically, the Committee is responsible for overseeing that:

  * A system of internal controls is maintained throughout the Company which protects the assets of the Company on a reasonable and economic basis, provides for proper authorization and recording of transactions, and ensures financial information is reliable and accurate; and

  * Financial statements fairly present in all material respects the financial condition and results of operations of the Company in accordance with generally accepted accounting principles.

MEMBERSHIP

The Board of Directors shall appoint the Committee members, including a Chairperson, all of whom shall be Directors. In no event shall the Committee consist of less than three members. The members of the Committee will meet the independence and experience requirements of the New York Stock Exchange (NYSE).

NO CONFLICT

No member may be an employee of the Company nor may he/she have any relationship that could interfere with his exercise of independent judgment in performing the functions of the Committee.

QUORUM

A majority of the members of the Committee shall constitute a quorum for all purposes and the act of a majority of the members present at any meeting at which a quorum is present shall be the act of the Committee. The Company's General Counsel and Secretary shall record minutes of the meetings.

DUTIES

The Committee will meet formally with representatives from its independent public accountants responsible for the annual audit, the internal audit function, and the Company's Chief Executive Officer, General Counsel and Secretary, Chief Financial Officer and
Controller. Its duties are to:

   1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable NYSE Audit
      Committee Requirements;

   2. Maintain authority and responsibility to select, evaluate, and, where appropriate, replace the independent accountants;

   3. Review the audit scopes and plans, and the associated fees, of the independent public accountants with management and the auditors;

   4. Discuss matters of concern to the Committee, which relate to the annual financial statements and results of the audit, with the independent accountants and management, including any significant changes in accounting principles or disclosure requirements;

   5. Review the effect of new or proposed auditing, accounting or reporting standards with management and the independent public accountants;

   6. Review the reports of the independent public accountants relating to material control weaknesses and reportable conditions in the internal control structure;

   7. Review the scope and fees of non audit services provided by the independent public accountants, and consider the possible effect of the performance of those services on the independence of the independent public accountants;

   8. Review the costs, adequacy and competency of the internal audit function;

   9. Review the annual audit risk assessment and the proposed internal audit plans with management and the auditors;

  10. Review the coverage and results of the internal audits, including review of significant deficiencies in internal controls and/or management improprieties, together with management's response thereto;

  11. Review Company policies related to business ethics and review the results and adequacy of programs and procedures for determining compliance with such policies;

  12. Review information concerning environmental, legal, regulatory and other matters which may represent material financial exposure; and

  13. Consider any other matters related to the oversight responsibilities of the Audit Committee, as deemed advisable or necessary by Company management, the Board of Directors or the Committee.

                          EARTHGRAINS [Logo]

                      THE EARTHGRAINS COMPANY

                   ANNUAL MEETING OF SHAREHOLDERS
                  10:00 A.M. FRIDAY, JULY 13, 2001
  IN THE DES LEE AUDITORIUM, AT THE MISSOURI HISTORY MUSEUM IN
                            FOREST PARK
                      LINDELL AND DEBALIVIERE
                    SAINT LOUIS, MISSOURI 63112

             DIRECTIONS TO MISSOURI HISTORY MUSEUM:

The Missouri History Museum is located at the intersection of Lindell and DeBaliviere on the north side of Forest Park. The
Museum's main entrance faces the park, on the south side of the building.

FROM I-64/U.S. 40: EASTBOUND
----------------------------

Exit at McCausland and go North on McCausland, which becomes Skinker Blvd. Take Skinker Blvd. to Lindell Blvd., and turn right. Take
Lindell Blvd. for approximately one mile to DeBaliviere.

FROM I-55: NORTHBOUND
---------------------

Take I-44 West to Hampton Avenue. Exit at Hampton Ave--North. Follow Hampton Ave. into Forest Park. Turn Left on Washington Drive. Follow Washington Drive to the "T." Turn right onto Government Drive. Follow Government Drive to the "T" (Circle Drive). Turn left on Circle Drive.

FROM I-270:
-----------

Take I-270 to I-64/U.S. 40 East and follow I-64 directions.

FROM I-70: EASTBOUND
--------------------

Take I-270 South and follow I-270 directions.

FROM ILLINOIS:
--------------

Take I-64/U.S. 40 West to Forest Park Parkway exit. Take Forest Park Parkway to DeBaliviere. Turn left on DeBaliviere.

                  MISSOURI HISTORY MUSEUM PARKING:

Parking is available adjacent to the building on the east and west sides. There is also a parking lot located to the southeast of the building and additional parking is available on certain streets within the park.

                               [MAP]

                           ADMISSION TICKET
                       THE EARTHGRAINS COMPANY

                    ANNUAL MEETING OF SHAREHOLDERS
                   FRIDAY, JULY 13, 2001, 10:00 A.M.
  IN DES LEE AUDITORIUM AT THE MISSOURI HISTORY MUSEUM IN FOREST PARK
                        LINDELL AND DEBALIVIERE
                      SAINT LOUIS, MISSOURI 63112

               PLEASE PRESENT THIS TICKET FOR ADMITTANCE.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO VOTE BY INTERNET OR TELEPHONE OR COMPLETE, DETACH AND MAIL THE PROXY FORM.

========================================================================

       IF YOU PLAN TO ATTEND THE MEETING, PRESENT THIS TICKET TO
 THE EARTHGRAINS COMPANY REPRESENTATIVE AT THE ENTRANCE TO THE MEETING.

========================================================================

Mellon Investor Services is the transfer agent for The Earthgrains Company. Telephone inquiries regarding your shares of Earthgrains' stock should be made to Mellon Investor Services' Automated Toll-Free
Telephone Response Center at 1-888-213-0971.




------------------------------------------------------------------------




------------------------------------------------------------------------

                              PROXY FORM
                       THE EARTHGRAINS COMPANY

                    ANNUAL MEETING OF SHAREHOLDERS
                   FRIDAY, JULY 13, 2001, 10:00 A.M.
  IN DES LEE AUDITORIUM AT THE MISSOURI HISTORY MUSEUM IN FOREST PARK
                        LINDELL AND DEBALIVIERE
                      SAINT LOUIS, MISSOURI 63112

The person(s) signing this proxy form hereby appoints Barry H. Beracha and Joseph M. Noelker as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this form, all of the shares of stock that the person(s) signing this proxy form would be entitled to vote upon the matters set forth in the Notice of Meeting or which may properly come before the Annual Meeting of Shareholders of The Earthgrains Company, to be held in Des Lee Auditorium at the Missouri History Museum in Forest Park, St. Louis, Missouri, on July 13, 2001, at 10:00 A.M. and at any adjournments thereof.

              (IF VOTING BY MAIL, BE SURE TO SIGN AND DATE
                     THE REVERSE SIDE OF THIS FORM.)

------------------------------------------------------------------------

EARTHGRAINS [logo]                  VOTE BY INTERNET: WWW.PROXYVOTE.COM
                                    1. Read the accompanying proxy statement
THE EARTHGRAINS COMPANY                and this proxy form.
PROXY SERVICES                      2. Go to website www.proxyvote.com
P.O. BOX 9142                                        -----------------
FARMINGDALE, NY 11735               3. Enter your 12 digit Control Number,
                                       shown below.
                                    4. Follow the simple instructions.

                                    VOTE BY PHONE: 1-800-690-6903
                                    1. Read the accompanying proxy statement
                                       and this proxy form.
                                    2. Call toll free 1-800-690-6903.
                                    3. Enter your 12 digit Control Number,
                                       shown below.
                                    4. Follow the simple recorded instructions.

                                    VOTE BY MAIL
                                    1. Mark, sign and date your proxy form.
                                    2. Return it in the enclosed postage paid
                                       envelope.

                                   =============================================
                                      IF YOU WISH TO VOTE BY INTERNET OR
                                      TELEPHONE, PLEASE READ THE INSTRUCTIONS
                                      ABOVE.
                                   =============================================


TO VOTE, MARK BLOCKS BELOW IN BLUE OR
BLACK INK AS FOLLOWS:  / /            EARTH1  KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY
              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
--------------------------------------------------------------------------------
 THE EARTHGRAINS COMPANY

 VOTE ON DIRECTORS                                     FOR    WITHHOLD   FOR ALL
                                                       ALL      ALL      EXCEPT
 1. Proposal to elect Directors. The nominees for
    Directors are:                                     / /      / /        / /
    01) J. Joe Adorjan
    02) Jerry E. Ritter
    03) Timothy P. Smucker

 To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

 -----------------------------------

 VOTE ON PROPOSAL
                                                        FOR  AGAINST  ABSTAIN
 2. Shareholder proposal regarding executive
    compensation.                                       / /    / /      / /

 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
 WHEN PROPERLY EXECUTED, IT WILL BE VOTED FOR ITEM #1 AND AGAINST ITEM #2.

      Comments/Address changes                                  / /

      Check here if you plan to attend the Annual Meeting.      / /

       (Sign exactly as your name or names appear above. In the case of shares held by joint owners, all joint owners should sign; fiduciaries should indicate vote and authority.)

 -----------------------------------        -----------------------------------

 -----------------------------------        -----------------------------------
 Signature [PLEASE SIGN      Date           Signature (Joint Owners)    Date
 WITHIN BOX]
--------------------------------------------------------------------------------

                                   APPENDIX


     Page 19 of the printed Proxy contains a Performance Graph. The information contained in the graph appears in the table immediately following the graph.